EXHIBIT 10.1

SECOND AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Second Amendment”), effective as of December 31, 2004, is entered into by and between EBIX, INC., a Delaware corporation f/k/a EBIX.COM, INC. (the “Borrower”), and LaSALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).

RECITALS

WHEREAS, the Bank has previously loaned or committed to loan the Borrower the original principal sum of up to $5,000,000.00, comprised of a certain Revolving Credit Loan Commitment not to exceed the sum of $5,000,000.00 as evidenced, secured and governed by, among other documentation, that certain Business Loan Agreement dated October 31, 2003 by and between the Borrower and the Bank (the “Original Revolving Credit Loan”), which was amended by that certain Amended & Restated Loan and Security Agreement dated April 21, 2004 and the First Amendment to Loan Agreement dated July 1, 2004 (collectively, the “Loan Agreement”) the terms of which are incorporated by reference and made a part of this Amendment as though fully set out herein; and

WHEREAS, the parties wish to amend the terms of the Loan Agreement, according to the terms of this Agreement.

AGREEMENTS

NOW THEREFORE, in consideration of the above recitals, the mutual promises and agreements of the parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.              Article I, Definitions, is hereby amended as follows:

The following definitions are added to the Loan Agreement:

“EBITDA” shall mean for any period, the Net Earnings (or loss) for Borrower for such period, plus (to the extent included in determining Net Earnings (or loss)), the sum of the following: (i) interest expense of 1 Borrower, (ii) income tax expense of Borrower, (iii) depreciation, amortization, and similar non-cash charges of Borrower, (iv) extraordinary losses of Borrower, minus extraordinary gains of Borrower.

“Senior Debt to EBITDA Ratio” shall mean the ratio of Senior Debt to EBITDA.

“Senior Debt” shall mean, with respect to the Borrower, all of Borrower’s Obligations to Bank.

Section 2.              Article VII, Affirmative Covenants, is hereby amended as follows:

7.01 (ii) as soon as practicable, and in any event within forty-five (45) days after the end of the each fiscal quarter of Borrower, (a) a statement of cash flows of the Borrower for such month and the quarter of the fiscal year then ended, (b) an income statement of the Borrower for such month and the portion of the fiscal year then ended, (c) an income statement of the Borrower showing the EBITDA for such month and the portion of the fiscal year then ended, and (d) a balance sheet of the Borrower as of the end of such month; all in reasonable detail and certified by an Authorized Borrower Representative as complete and accurate in all material respects, fairly presenting the financial condition of the Borrower and prepared in accordance with GAAP;

Section 3.              Article VIII, Financial Covenants, is hereby amended as follows:

Section A, Tangible Net Worth is deleted in its entirety and replaced with the following financial covenant:

A.            Maximum Senior Debt.  Maintain a maximum Senior Debt to EBITDA Ratio of not greater than 2.50:1.0, measured on a quarterly basis for each preceding twelve (12) month period on a rolling basis, beginning for the quarter ended December 31, 2004.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

EBIX, INC., A DELAWARE CORPORATION, F/K/A EBIX.COM, INC.

By:	/s/ Richard J. Baum
Print Name:	Richard J. Baum
Title:	Chief Financial Officer

BANK:

LaSALLE BANK, N.A.

By:	/s/ William Robertson
Print Name:	William Robertson
Title:	Senior Vice President